EXHIBIT 10.1

AMERICAN EXPRESS COMPANY

2007 INCENTIVE COMPENSATION PLAN

PORTFOLIO GRANT 2009-2010

TO

Name of Employee

January 26, 2009		December 31, 2010
Award Date		Expiration Date

$
Total Target Value

We are pleased to inform you that, pursuant to the Company’s 2007 Incentive Compensation Plan, as amended (the “Plan”), the Compensation and Benefits Committee (the “Committee”) of the Board of Directors (the “Board”) of American Express Company (the “Company”), made an award of a portfolio grant to you as hereinafter set forth (the “Award”) under the Plan as of the award date specified above (the “Award Date”).  The Award is subject to the Detrimental Conduct Provisions established by the Committee, and as from time to time amended.

1.             General.  You have been granted the Award subject to the provisions of the Plan and the terms, conditions and restrictions set forth in this agreement (this “Agreement”).  The Award consists of two separate performance periods:  January 1, 2009 through December 31, 2009 (the “2009 Performance Period”) and January 1, 2010 through December 31, 2010 (the “2010 Performance Period”) (the 2009 Performance Period and the 2010 Performance Period each, a “Performance Period” and collectively, the “Performance Periods”).  The Total Target Value of the Award is allocated 50% to the 2009 Performance Period and 50% to the 2010 Performance Period (each, a “Total Annual Target Value”).  Each Total Annual Target Value consists of the Target Values of four components:  the Target Value of the Annual EPS Incentive Component (the “Annual EPS Target Value”); the Target Value of the Annual Net Revenue Incentive Component (the “Annual Net Revenue Target Value”); the Target Value of the Annual ROE Incentive Component (the “Annual ROE Target Value”); and the Target Value of the Relative Total Shareholder Return Component (the “Relative TSR Target Value”).  Each component’s Target Value is 25% of the Total Annual Target Value.  The period beginning January 1, 2009 and ending on the expiration date specified above (the “Expiration Date”) is the “Award Period.”  The Total Target Value, or any of its components, may be reduced by the Committee in its sole discretion, which may include but need not be limited to, situations where on the last day of a Performance Period you are engaged in Related Employment, as that term is defined in the Plan.  The Schedule A Value (as that term is defined below), if any, for a Performance Period of each component will be determined as specified in Paragraph 3.  There shall be a separate Schedule A for each Performance Period, which shall be established within the first 90 days of the applicable Performance Period.

2.             Requirement of Employment.  Except as otherwise provided in Paragraphs 4 and 6, your rights to the Cash Value and the Number of Restricted Shares or Restricted Stock Units (as those terms are defined below), if any, for a Performance Period under Paragraph 5 shall be provisional and shall be canceled in whole or in part, as determined by the Committee in its sole discretion if your continuous employment with the Company and its Affiliates (as that term is defined in the Plan) or your Related Employment (as that term is defined in the Plan) (hereinafter collectively referred to as “employment with the American Express companies”), terminates for any reason on or before the Payment Date for such Performance Period set forth in Paragraph 5.  Whether and as of what date your employment with the American Express companies shall terminate if you are granted a leave of absence or commence any other break in employment intended by your employer to be temporary, shall be determined by the Committee in its sole discretion.

3.             Determination of the Schedule A Values, Initial Value, Final Value, Cash Value and the Number of Restricted Shares or Restricted Stock Units.

(a)           For each Performance Period, except as otherwise provided in this Paragraph 3 and in Paragraphs 2, 4 and 6, there shall be paid to you with respect to such Performance Period in accordance with Paragraph 5, the sum, as may be adjusted by the Committee pursuant to Subparagraph 3(i), of:

(i)            the applicable Schedule A Value of the Annual EPS Incentive Component (the “Annual EPS Schedule A Value”), if any, as of the last day of such Performance Period, as provided in Subparagraph 3(b);

(ii)           the Schedule A Value of the Annual Net Revenue Incentive Component (the “Annual Net Revenue Schedule A Value”), if any, as of the last day of such Performance Period, as provided in Subparagraph 3(c);

(iii)          the Schedule A Value of the Annual ROE Incentive Component (the “Annual ROE Schedule A Value”), if any, as of the last day of such Performance Period, as provided in Subparagraph 3(d); and

(iv)          the Schedule A Value of the Relative Total Shareholder Return Component (the “Relative TSR Schedule A Value”), if any, as of the last day of such Performance Period, as provided in Subparagraph 3(e).

(b)           Annual EPS Schedule A Value.  Except as otherwise provided in this Paragraph 3, the Annual EPS Schedule A Value as of the last day of a Performance Period will be equal to (Xb) times (Yb), where (Xb) equals the Annual EPS Incentive Payout Percentage, if any, determined by the Committee in its sole discretion based on the Annual EPS (as that term is defined below) of the Company or of a unit of the Company, as the case may be, pursuant to the formula provided in the applicable Schedule A for such Performance Period, and where (Yb) is the Annual EPS Target Value such Performance Period.  However, in no event will (Xb) be greater than the Maximum Annual EPS Value, which equals the maximum Annual EPS

Incentive Payout Percentage set forth in the applicable Schedule A for such Performance Period, times the Annual EPS Target Value such Performance Period.

(c)           Annual Net Revenue Schedule A Value.  Except as otherwise provided in this Paragraph 3, the Annual Net Revenue Schedule A Value as of the last day of a Performance Period will be equal to (Xc) times (Yc), where (Xc) equals the Annual Net Revenue Incentive Payout Percentage, if any, determined by the Committee in its sole discretion based on the Annual Net Revenue (as that term is defined below) of the Company or of a unit of the Company, as the case may be, pursuant to the formula provided in the applicable Schedule A for such Performance Period, and where (Yc) is the Annual Net Revenue Target Value such Performance Period.  However, in no event will (Xc) be greater than the Maximum Annual Net Revenue Value, which equals the maximum Annual Net Revenue Incentive Payout Percentage set forth in the applicable Schedule A for such Performance Period, times the Annual Net Revenue Target Value such Performance Period.

(d)           Annual ROE Schedule A Value.  Except as otherwise provided in this Paragraph 3, the Annual ROE Schedule A Value as of the last day of a Performance Period will be equal to (Xd) times (Yd), where (Xd) equals the Annual ROE Incentive Payout Percentage, if any, determined by the Committee in its sole discretion based on the Annual ROE (as that term is defined below) of the Company or of a unit of the Company, as the case may be, pursuant to the formula provided in the applicable Schedule A for such Performance Period, and where (Yd) is the Annual ROE Target Value such Performance Period.  However, in no event will (Xd) be greater than the Maximum Annual ROE Value, which equals the maximum Annual ROE Incentive Payout Percentage set forth in the applicable Schedule A for such Performance Period, times the Annual ROE Target Value such Performance Period.

(e)           Relative TSR Schedule A Value.  Except as otherwise provided in this Paragraph 3, the Relative TSR Schedule A Value as of the last day of a Performance Period will be equal to (Xe) times (Ye), where (Xe) equals the Relative TSR Incentive Payout Percentage, if any, determined by the Committee in its sole discretion based on a comparison of the Amex TSR and the S&P 500 TSR, pursuant to the formula provided in the applicable Schedule A for such Performance Period, and where (Ye) is the Relative TSR Target Value such Performance Period.  However, in no event will (Xe) be greater than the Maximum TSR Value, which equals the maximum Relative TSR Incentive Payout Percentage set forth in the applicable Schedule A for such Performance Period, times the Relative TSR Target Value such Performance Period.

(f)            Calculation.  In the application of the applicable Schedule A for a Performance Period, after the end of such Performance Period, for purposes of determining the Schedule A Values for such Performance Period pursuant to Subparagraphs 3(b), (c), (d) and (e):

(i)            if the Annual EPS is less than the level needed to have some Annual EPS Schedule A Value, there shall be no Annual EPS Schedule A Value; and if the Annual EPS is equal to or greater than the level to have some Annual EPS Schedule A Value, but less than or equal to the maximum level, and the Annual EPS actually attained is not represented in the table set forth on the applicable Schedule A for such Performance Period, then the Annual EPS Schedule A Value shall be determined by straight-line interpolation from the amounts specified in such table immediately less than and greater than the Annual EPS actually attained;

(ii)           if the Annual Net Revenue is less than the level needed to have some Annual Net Revenue Schedule A Value, there shall be no Annual Net Revenue Schedule A Value; and if the Annual Net Revenue is equal to or greater than the level to have some Annual Net Revenue Schedule A Value, but less than or equal to the maximum level, and the Annual Net Revenue actually attained is not represented in the table set forth on the applicable Schedule A for such Performance Period, then the Annual Net Revenue Schedule A Value shall be determined by straight-line interpolation from the amounts specified in such table immediately less than and greater than the Annual Net Revenue actually attained;

(iii)          if the Annual ROE is less than the level needed to have some Annual ROE Schedule A Value, there shall be no Annual ROE Schedule A Value; and if the Annual ROE is equal to or greater than the level to have some Annual ROE Schedule A Value, but less than or equal to the maximum level, and the Annual ROE actually attained is not represented in the table set forth on the applicable Schedule A for such Performance Period, then the Annual ROE Schedule A Value shall be determined by straight-line interpolation from the amounts specified in such table immediately less than and greater than the Annual ROE actually attained; and

(iv)          if the difference between the Amex TSR and the S&P 500 TSR is less than the level needed to have some Relative TSR Schedule A Value, there shall be no Relative TSR Schedule A Value; and if the difference between the Amex TSR and the S&P 500 TSR is equal to or greater than the level to have some Relative TSR Schedule A Value, but less than or equal to the maximum level, and the actual difference between the Amex TSR and the S&P 500 TSR is not represented in the table set forth on the applicable Schedule A for such Performance Period, then the Relative TSR Schedule A Value shall be determined by straight-line interpolation from the amounts specified in such table immediately less than and greater than the actual difference between the Amex TSR and the S&P 500 TSR.

(g)           Definitions.  For purposes of this Award, the following terms shall have the following meanings (which will take into account, in each case, the expenses and other financial effect for the applicable year(s) of portfolio grants under the Plan except as adjusted by the application of Subparagraphs 3(h) and 3(i)).

(i)            “Annual Net Revenue” means, for any given year, the total managed revenue net of interest expense of the Company or of a segment or other part of the Company, as the case may be, for such year, as reported by the Company.

(ii)           “Net Income” means, for any given Performance Period, the after-tax net income (or loss) of the Company or of a segment or other part of the Company, as the case may be, for such Performance Period, as reported by the Company and as adjusted below.  The calculation of Net Income for any given Performance Period will be adjusted to exclude:

•                  reported cumulative effect of accounting changes;

•                  reported income and losses from discontinued operations; and

•                  reported extraordinary gains and losses as determined under generally accepted accounting principles.

(iii)          “Annual EPS” means, for any given Performance Period, the diluted earnings (or loss) per share of the Company for such Performance Period, as determined by the Company.  The calculation of Annual EPS, for any given Performance Period, will be adjusted in the same fashion as Net Income for such Performance Period.

(iv)          “Average Annual Shareholders’ Equity” means, for any given Performance Period, the sum of the total shareholders’ equity of the Company or of a segment or other part of the Company, as the case may be, as of the first day of such Performance Period and as of the end of each month during such Performance Period (each as reported by the Company), divided by 13.

(v)           “Annual ROE” means, for any given Performance Period, the Net Income for such Performance Period divided by the Average Annual Shareholders’ Equity for such Performance Period.

(vi)          “Amex Total Shareholder Return” or “Amex TSR” means, for any given Performance Period, the annual growth rate, expressed as a percentage with one decimal point, in the value of a share of common stock in the Company due to stock appreciation and dividends, assuming dividends are reinvested, during such Performance Period.  For this purpose, the “Beginning Stock Price” shall mean the average closing sales prices of the Company’s common stock on the New York Stock Exchange Composite Transaction Tape for the trading days in the month immediately preceding the beginning of the Performance Period; and, the “Ending Stock Price” shall mean the average closing sales prices of the Company’s common stock on the New York Stock Exchange Composite Transaction Tape for the trading days in the month immediately preceding the end of the Performance Period.  Where “Y” is the number of fractional Shares resulting from the deemed reinvestment of dividends paid during the Performance Period, the Amex TSR is calculated as follows:

(	Ending Stock Price x (1 + Y))	-1
Beginning Stock Price

(vii)         “S&P 500 Total Shareholder Return” or “S&P 500 TSR” means, for any given Performance Period, the annual growth rate, expressed as a percentage with one decimal point, in the value of the S&P 500 Index during such Performance Period, as determined from information publicly reported by Standard & Poors Company (or the entity that publishes such other index, as the case may be).

(h)           To the extent permissible for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of any change in the corporate capitalization of the Company, such as by reason of any stock split, or a material corporate transaction, such as any merger of the Company into another corporation, any consolidation of the Company and one or more corporations into another corporation, any separation of the

Company (including a spin-off or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Company, other than a normal cash dividend, if the Committee shall determine that such a change equitably requires an adjustment in the calculation or terms of the Annual ROE, the Annual Net Revenue, the Annual EPS or the Relative Total Shareholder Return Component under this Award, on the grounds that any such change would produce an unreasonable value, such equitable adjustment will be made by the Committee.  Any such determination by the Committee under this Subparagraph 3(h) shall be final, binding and conclusive.

(i)            As soon as practicable after the last day of each Performance Period, the Committee may determine, in its sole discretion, that the sum of the Schedule A Values (as initially determined in Subparagraphs 3(b), (c), (d) and (e)) for such Performance Period be adjusted downward (that is, to a value of zero), but in no event upward, as follows:

(i)            Your Unit’s Results.  Downward by a percentage (ranging from 0-100%) of such initially determined sum, based on such criteria as the Committee shall deem appropriate relating to your unit’s results, with such resultant sum being the “Initial Value” for such Performance Period; provided that any such determination by the Committee need not be made in a uniform manner and may be made selectively among holders of awards of portfolio grants in your unit, whether or not such award holders are similarly situated.

(ii)           Your Individual Results.  The Initial Value for a Performance Period may be adjusted further downward by a percentage (ranging from 0-100%) of such Initial Value after the application of Subparagraph 3(i)(i), based on such criteria as the Committee shall deem appropriate relating to your individual results, with such final resultant sum being the “Final Value” (except as otherwise provided by Paragraph 8) for such Performance Period; provided that any such determination by the Committee need not be made in a uniform manner and may be made selectively among holders of awards of portfolio grants, whether or not such award holders are similarly situated.

(j)            In no event may the Committee amend any provision hereof so as to increase or otherwise adjust upward the Schedule A Value of any component.  In addition, in no event shall the Final Value of an Award for any Performance Period exceed 125% of the Total Annual Target Value for such Performance Period.

(k)           For each Performance Period, subject to the limitations set forth in Paragraph 8, the Committee shall determine the Schedule A Values, the Initial Value and the Final Value for such Performance Period pursuant to this Agreement, and such determinations by the Committee shall be final, binding and conclusive upon you and all persons claiming under or through you.

(l)            The Committee shall determine in its own discretion what portion, if any, of the Final Value for a Performance Period shall be payable in cash (the “Cash Value”), and what portion shall be denominated in Restricted Shares or Restricted Stock Units of the Company (“the RSA” or “the RSU”), in accordance with Paragraph 5 below.  The RSA or the RSU shall have the terms substantially as set forth in the form of Restricted Share or Restricted

Stock Unit awards granted generally under the Plan, or its successor, except that the RSA or the RSU shall vest pursuant to a period determined in the Committee’s discretion, except that such vesting period shall not be less than one year from date of grant, and (B) be forfeitable only if your employment with the American Express companies terminates by reason of voluntary resignation or terminates for cause (that is, violation of the Code of Conduct as in effect from time to time) prior to the applicable vesting dates.  The number of restricted shares or restricted stock units of the Company comprising the RSA or the RSU (the “Number of Restricted Shares” or the “Number of Restricted Stock Units”) shall be determined by dividing such portion of the Final Value so designated by the Committee, if any, by the closing price of the shares on the date that the Committee approves payout of the Awards for such Performance Period, and shall be payable in the form of an RSA or an RSU in accordance with Paragraph 5 below.

4.             Death, Disability or Retirement.

(a)           If, on or before a Payment Date set forth in Subparagraph 5(b), but during a period when you have been in continuous employment with the American Express companies since the Award Date, you terminate your employment with the American Express companies by reason of disability (as that term is defined in the Plan) at any time following the Award Date or you die at any time following the Award Date, you will be entitled to that proportion of the Final Value for the Performance Period in which you terminate your employment with the American Express companies by reason of disability or death as the number of full months which have elapsed between the first day of such Performance Period and the end of the month in which your termination of employment by reason of death or such disability occurs (not to exceed 12) bears to 12, and for this purpose, to the extent not otherwise previously determined by the Committee, in the event of your disability or death, the Final Value for such Performance Period shall be calculated by applying the rate at which the expense for the Award was being accrued for purposes of the Company’s annual audited financial statement at the end of the last completed calendar quarter prior to your disability or death, as applicable.  In the event of your death or your disability (if such disability qualifies as a “disability” for purposes of Section 409A of the Code), such amount, if any, shall be payable as soon as practicable thereafter, but in no event later than 90 days from the date of your disability or death, and unless otherwise determined by the Committee, in cash, common shares of the Company, or other property, or any combination thereof, and you and all others claiming under or through you shall not be entitled to receive any other amounts under this Award.  In the event of your disability (if such disability does not qualify as a “disability” for purposes of Section 409A of the Code), such amount, if any, for a Performance Period shall be payable on the Payment Date for such Performance Period in accordance with Paragraph 5(b), and unless otherwise determined by the Committee, in cash, common shares of the Company, or other property, or any combination thereof, and you and all others claiming under or through you shall not be entitled to receive any other amounts under this Award.

(b)           If, on or before a Payment Date set forth in Subparagraph 5(b) but during a period when you have been in continuous employment with the American Express companies since the Award Date, you terminate your employment with the American Express companies by reason of retirement (as that term is defined by the Committee), and such event occurs more than one year after the Award Date, then:

(i)            if you have not received payment of the Final Value for the 2009 Performance Period before the date of your retirement, you generally will be entitled to receive that proportion of the Final Value for the 2009 Performance Period as the number of full months which have elapsed between January 1, 2009 and the end of the month in which your termination of employment by reason of such retirement occurs (not to exceed 12) bears to 12, unless such termination occurs following the attainment of age 60, in which case you will be entitled to receive 50% of the Final Value for the 2009 Performance Period you would otherwise forfeit under the above formula, or, unless such termination occurs following attainment of age 62, in which case you will be entitled to 100% of the Final Value for the 2009 Performance Period.  The Final Value for the 2009 Performance Period for this purpose shall be determined after the last day of the 2009 Performance Period in the normal course in accordance with Paragraph 3.  Such amount, if any, shall be payable in cash, Restricted Shares or Restricted Stock Units, as described in Paragraph 3(l) above, or other property, or any combination thereof, after the 2009 Performance Period in accordance with Paragraphs 5 and 6, and you and all others claiming under or through you shall not be entitled to receive any other amounts under this Award; and

(ii)           if you retire after January 1, 2010, you generally will be entitled to receive that proportion of the Final Value for the 2010 Performance Period as the number of full months which have elapsed between January 1, 2010 and the end of the month in which your termination of employment by reason of such retirement occurs (not to exceed 12) bears to 12, unless such termination occurs following the attainment of age 60, in which case you will be entitled to receive 50% of the Final Value for the 2010 Performance Period you would otherwise forfeit under the above formula, or, unless such termination occurs following attainment of age 62, in which case you will be entitled to 100% of the Final Value for the 2010 Performance Period.  The Final Value for the 2010 Performance Period for this purpose shall be determined after the last day of the 2010 Performance Period in the normal course in accordance with Paragraph 3.  Such amount, if any, shall be payable in cash, Restricted Shares or Restricted Stock Units, as described in Paragraph 3(l) above, or other property, or any combination thereof, after the 2010 Performance Period in accordance with Paragraphs 5 and 6, and you and all others claiming under or through you shall not be entitled to receive any other amounts under this Award.

5.             Payment of Award.

(a)           As soon as practicable after the last day of a Performance Period, or the earlier date your continuous employment with American Express companies terminates by reason of disability or death in accordance with Paragraph 4, but prior to payment in respect of the Award for such Performance Period, the Committee shall determine whether the conditions of Paragraph 2, and Paragraph 3 or 4, have been met and, if so, shall ascertain the Final Value, Cash Value and the Number of Restricted Shares or the Number of Restricted Stock Units, if any, for such Performance Period, in accordance with Paragraph 3 or 4, as the case may be.

(b)           If the Committee determines that there is no Annual EPS Schedule A Value, no Annual Net Revenue Schedule A Value, no Annual ROE Schedule A Value and no Relative TSR Schedule A Value for a Performance Period, then this Award will be canceled with respect to such Performance Period.  If the Committee determines that there is some Annual EPS Schedule A Value, Annual Net Revenue Schedule A Value, Annual ROE Schedule A Value or

Relative TSR Schedule A Value for such Performance Period, however, the Cash Value for such Performance Period as determined pursuant to Paragraph 3 shall become payable to you in cash, and the Number of Restricted Shares or the Number of Restricted Stock Units for such Performance Period shall be issued to you in the form of a Restricted Share or Restricted Stock Unit award under the Plan, or its successor (except that the RSA or the RSU shall vest pursuant to a period determined in the Committee’s discretion, and such vesting period shall not be less than one year from date of grant), or other property, or any combination thereof, as soon as practicable following February 1st of the calendar year immediately following such Performance Period, but in no event later than 90 days thereafter (for each respective Performance Period, the “Payment Date”).

6.             Other Termination of Employment.

(a)           If, after the last day of a Performance Period and on or before the Payment Date for such Performance Period, but during a period when you have been in continuous employment with the American Express companies since the Award Date, your employment terminates with the American Express companies for any reason other than death, disability or retirement as set forth in Paragraph 4, then you and all others claiming under or through you shall not be entitled to receive any amounts under this Award for such Performance Period or any subsequent Performance Period, except as otherwise determined by the Committee in its sole discretion.

(b)           If, after the Payment Date for the 2009 Performance Period and on or before the Payment Date for the 2010 Performance Period, your employment terminates with the American Express companies for any reason other than death, disability, retirement or involuntary termination without cause, then within five days of the termination of your employment with the American Express companies, you shall be required to repay to the Company the amount, if any, of the Final Value for the 2009 Performance Period that was paid to you, except as otherwise determined by the Committee in its sole discretion.

7.             Deferral or Acceleration of Payment of Award.  Any payments to be made under this Award may be deferred or accelerated in such manner as the Committee shall determine; provided, however, that any such deferral or acceleration must comply with the applicable requirements of Section 409A of the Code.  As to such a deferral of payment, any amount paid in excess of the amount that was originally payable to you under this Agreement will be based on a reasonable interest rate as determined by the Committee, and as to such an acceleration of payment to you under this Agreement, any amount so paid will be discounted to reasonably reflect the time value of money as determined by the Committee.

8.             Change in Control.

(a)           Notwithstanding anything in this Agreement to the contrary (except for the provision dealing with a limitation under Section 280G of the Code, and except as otherwise provided by Paragraph 8(b) below), if there is a Change in Control (as defined below) prior to the payment of the Award for either or both Performance Periods under the Agreement, your Final Value of the Award determined under Section 3(i)(ii) of the Agreement for the Performance Period in which the Change in Control occurs and for any subsequent Performance

Period may not be less than the Annual Total Target Value of the Award for such Performance Period multiplied by the Average Payout Percentage (as defined below).

(b)           Notwithstanding anything in this Agreement to the contrary (except for the provision dealing with a limitation under Section 280G of the Code), if you have not received payment for a Performance Period under the Agreement and, within two years after the date of a Change in Control (as defined below), you experience a separation from service (as that term is defined for purposes of Section 409A of the Code) that would otherwise entitle you to receive the payment of severance benefits under the provisions of the severance plan that is in effect and in which you participate as of the date of such Change in Control, then:

(i)            you shall immediately be 100% vested in the Award for the Performance Period in which you experience a separation from service and for any subsequent Performance Period;

(ii)           (A)          if the separation from service occurs during the 2009 Performance Period, the Final Value of the Award will equal the Total Target Value of the Award multiplied by the Average Payout Percentage (as defined below), but prorated based on (a) the total number of full and partial months of the Award Period which have elapsed between (X) the beginning of the 2009 Performance Period, and (Y) the date of such separation from service (not to exceed 12), divided by (b) the total number of months in the Award Period; and

(B)           if the separation from service occurs during the 2010 Performance Period, the Final Value of the Award for the 2010 Performance Period will equal the Annual Total Target Value of the Award for the 2010 Performance Period multiplied by the Average Payout Percentage (as defined below), but prorated based on (a) the total number of full and partial months of the 2010 Performance Period which have elapsed between (X) the beginning of the 2010 Performance Period, and (Y) the date of such separation from service (not to exceed 12), divided by (b) the total number of months in the 2010 Performance Period; and

(iii)          such value of the Award shall be paid to you in cash within five days after the date of such separation from service.

(c)           “Average Payout Percentage” means the average of the payout percentages for you under the two portfolio grant awards that were paid by the Company immediately preceding the date of such Change in Control; provided, however, if you only received one portfolio grant award payment immediately preceding the date of the Change of Control, then such payout percentage and the payout percentage for your unit for the portfolio grant award that immediately preceded the portfolio grant for which you received payment shall be used to determine your Average Payout Percentage; and provided further, if you have not received any portfolio grant award payment prior to the date of the Change in Control, then your Average Payout Percentage shall be the average of the payout percentages for your unit under the two portfolio grant awards that were paid by the Company immediately preceding the date of such Change in Control.  For purposes of this Paragraph 8(c), the prior payout for the 2009 Performance Period shall be considered a payout under a separate prior portfolio grant award.  For purposes of this Paragraph 8(c), for awards preceding Portfolio Grant 2009-2010, the payout percentage shall be deemed to equal 50% of the actual payout percentage of the award.

(d)           A “Change in Control” has that meaning as defined in American Express Senior Executive Severance Plan, as amended from time to time.

(e)           The Committee may not amend or delete this Paragraph 8 of this Agreement in a manner that is detrimental to you, without your written consent.

9.             Tax Withholding and Furnishing of Information.  There shall be withheld from any payment of cash or vesting of restricted shares or restricted stock units under this Award, such amount, if any, as the Company and/or your employer determines is required by law, including, but not limited to, U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of making of the Award or of such payment.  It shall be a condition to the obligation of the Company to make payments under this Award that you (or those claiming under or through you) promptly provide the Company and/or your employer with all forms, documents or other information reasonably required by the Company and/or your employer in connection with the Award.

10.           Rights Not Assignable.  Except as otherwise determined by the Committee in its sole discretion, your rights and interests under the Award and the Plan may not be sold, assigned, transferred, or otherwise disposed of, or made subject to any encumbrance, pledge, hypothecation or charge of any nature, except that you may designate a beneficiary pursuant to Paragraph 11.  If you (or those claiming under or through you) attempt to violate this Paragraph 10, such attempted violation shall be null and void and without effect, and the Company’s obligation to make any further payments to you (or those claiming under or through you) hereunder shall terminate.

11.           Beneficiary Designation.  Subject to the provisions of the Plan, you may, by completing a form acceptable to the Company and returning it to the Corporate Secretary’s Office, at 200 Vesey Street, New York, New York 10285, name a beneficiary or beneficiaries to receive any payment to which you may become entitled under this Agreement in the event of your death.  You may change your beneficiary or beneficiaries from time to time by submitting a new form to the Corporate Secretary’s Office at the same address.  If you do not designate a beneficiary, or if no designated beneficiary is living on the date any amount becomes payable under this Agreement, such payment will be made to the legal representatives of your estate, which will be deemed to be your designated beneficiary under this Agreement.

12.           Administration.  Any action taken or decision made by the Company, the Board or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding upon you and all persons claiming under or through you.  By accepting this Award or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company, the Board or the Committee or its delegates.

13.           Change in Control Payments.  This Paragraph shall apply in the event of Change in Control (as defined in the American Express Senior Executive Severance Plan, as amended from time to time).

(a)           In the event that any payment or benefit received or to be received by you hereunder in connection with a Change in Control or termination of your employment (such payments and benefits, excluding the Gross-Up Payment (as hereinafter defined), being hereinafter referred to collectively as the “Payments”), will be subject to the excise tax referred to in Section 4999 of the Code (the “Excise Tax”), then (i) in the case you are classified in Band 70 (or its equivalent) or above immediately prior to such Change in Control (a “Tier 1 Employee”), the Company shall pay to you, within five days after the expiration of the written-statement period referred to in Subparagraph 13(d) below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Payments and (ii) in the case you are other than a Tier 1 Employee, the Payments shall be reduced to the extent necessary so that no portion of the Payments is subject to the Excise Tax but only if (A) the net amount of all Total Payments (as hereinafter defined), as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without any such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments); provided, however, that you may elect in writing to have other components of your Total Payments reduced prior to any reduction in the Payments hereunder.

(b)           For purposes of determining whether the Payments will be subject to the Excise Tax, the amount of such Excise Tax and whether any Payments are to be reduced hereunder: (i) all payments and benefits received or to be received by you in connection with such Change in Control or the termination of your employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person (as such term is defined in the Company’s Senior Executive Severance Plan) whose actions result in such Change in Control or any Person affiliated with the Company or such Person (all such payments and benefits, excluding the Gross-Up Payment and any similar gross-up payment to which a Tier 1 Employee may be entitled under any such other plan, arrangement or agreement, being hereinafter referred to as the “Total Payments”), shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of the firm serving, immediately prior to the Change in Control, as the Company’s independent auditors, or if that firm refuses to serve, by another qualified firm, whether or not serving as independent auditors, designated by the Administration Committee under the American Express Senior Executive Severance Plan (the “Firm”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(2)(A) or Section 280G(b)(4)(A) of the Code; (ii) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (iii) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Firm, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and (iv) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code and regulations or other guidance thereunder.  For purposes of determining the amount of your Gross-Up Payment and whether your Payments shall be reduced, you shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation (and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes) in the calendar year in which the Gross-Up Payment is to be made (if you are a Tier 1 Employee) or in which the Payments are made (if you are other than a Tier 1 Employee).  The Firm will be paid reasonable compensation by the Company for its services.

(c)           In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, then you will be required to repay to the Company within five business days of such determination an amount equal to the excess of the earlier payment over the redetermined amount (the “Excess Amount”), together with interest on such amount at the lowest applicable federal rate (as defined in Section 1274(d) of the Code or any successor provision thereto), compounded semi-annually (the “Section 1274 Rate”), from the date of your receipt of such Excess Amount until the date of such repayment (or such lesser rate (including zero) as may be designated by the Firm such that the Excess Amount and such interest will not be treated as a parachute payment as previously defined).  In the event that the Excise Tax is finally determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), within five business days of such determination, but not later than the December 31st of the year following the year in which you remit the related taxes, the Company will pay to you an additional amount, together with interest thereon from the date such additional amount should have been paid to the date of such payment, at the Section 1274 Rate (or such lesser rate (including zero) as may be designated by the Firm such that the amount of such deficiency and such interest will not be treated as a parachute payment as previously defined).  You and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the amount of any Gross-Up Payment.

(d)           As soon as practicable following a Change in Control, but in no event later than 30 days thereafter, the Company shall provide to you if you are a Tier 1 Employee or it is proposed that your Payments be reduced, a written statement setting forth the manner in which your Total Payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company has received from the Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

14.           Miscellaneous.  Neither you nor any person claiming under or through you shall have any right or interest, whether vested or otherwise, in the Plan or the Award, unless and until all of the terms, conditions and provisions of the Plan and this Agreement shall have been complied with.  In addition, neither the adoption of the Plan nor the execution of this Agreement shall in any way affect the rights and powers of any person to dismiss or discharge you at any time from employment with the American Express companies.  Notwithstanding anything herein to the contrary, neither the Company nor any of its Affiliates (as that term is defined in the Plan) nor their respective officers, directors, employees or agents shall have any liability to you (or those claiming under or through you) under the Plan, this Agreement or otherwise on account of any action taken, or decision not to take any action made, by any of the foregoing persons with respect to the business or operations of the Company or any of its Affiliates (as that term is defined in the Plan), despite the fact that any such action or decision may adversely affect in any way whatsoever Average Annual Shareholders’ Equity, Annual EPS, Annual Net Income or other financial measures or amounts which are accrued or payable or any of your other rights or interests under this Agreement.

15.           Governing Law.  The validity, construction, interpretation, administration and effect of this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of New York.

16.           Section 409A Compliance.  This Agreement and the payment of the Award hereunder are intended to comply with Section 409A of the Code and the Treasury Regulations promulgated and other official guidance issued thereunder, and this Agreement shall be administered and interpreted consistent with such intent and the American Express Section 409A Compliance Policy, as amended from time to time, and any successor policy thereto.

17.           TARP Compliance.  This Agreement and the payment of the Award hereunder are subject to the executive compensation and corporate governance requirements of the Emergency Economic Stabilization Act of 2008, as amended by the American Reinvestment and Recovery Act of 2009, and as implemented by guidance or regulation thereunder (including the United States Treasury interim final regulations (31 CFR Part 30) published in the Federal Register on October 20, 2008) (collectively, “EESA”).  This Agreement and the payment of the Award hereunder are intended to comply with EESA and this Agreement shall be administered and interpreted consistent with such intent and the American Express Company TARP Capital Purchase Program Senior Executive Officer Compensation Policy, as amended from time to time, and any successor policy thereto.

AMERICAN EXPRESS COMPANY
By the Compensation and Benefits
Committee of the Board of Directors:

By

S.P. Norman, Secretary

Notwithstanding any contrary provision in the American Express Company 2007 Incentive Compensation Plan Master Agreement, the Company reserves the right to correct nonmaterial clerical errors in, and make subsequent nonmaterial clarifications to, any Award Agreement in the future, without prior notification to participants.

SCHEDULE A

AXP PORTFOLIO GRANT PERFORMANCE/PAYOUT GRID FOR EXECUTIVE OFFICERS

(subject to award agreement and discretionary downward adjustment)

Performance Measure	Weighting	Threshold (-0- payout)		Target (Maximum payout level: 150% of target value)		Maximum (Maximum payout level: 300% of target value)

Annual Earnings per Share	25%	$		$		$
Annual Net Revenue	25%	$		$		$
Annual Return on Equity	25%		%		%		%
Company Total Shareholder Return relative to S&P 500 Total Shareholder Return	25%

Note:  Notwithstanding payout levels described above, in no event shall Final Value of an Award for any Performance Period exceed 125% of Total Annual Target Value for such Performance Period.